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                                                                   EXHIBIT 21.01

                                 SUBSIDIARIES
                                      OF
                        COOPER & CHYAN TECHNOLOGY, INC.
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


                                                  Jurisdiction of
Subsidiary                                 Incorporation or Organization
----------                                 -----------------------------
Cooper & Chyan Technology Sarl                        France

Cooper & Chyan Technology GmbH                        Germany

Cooper & Chyan Technology K.K.                         Japan

Cooper & Chyan Technology UK Limited            England and Wales,
                                                  United Kingdom

Cooper And Chyan Technology FSC, Inc.                Barbados

UniCAD, Inc.                                       Massachusetts

UniCAD Canada Ltd. (owned by UniCAD, Inc.)        Ontario, Canada
